Exhibit 99.1

June 27, 2022

The Pandemic Couldn’t Stop Pizza Inn from Growing Its Buffet Count
Brand marks major milestone for first time in 24 years

Dallas, Texas – Many thought the pandemic would be the demise of buffet-style dining. But Pizza Inn beat the odds. For the first time in 24 years, America’s favorite pizza place has achieved a major milestone with its first annual increase in domestic buffet count since 1998, resulting in a net gain of two stores.

RAVE President and CEO, Brandon Solano, credits the franchisees for their laser focus on operations and customer service during one of the restaurant industry’s most challenging times.

“With Sunday marking the close of our fiscal year, I could not be more proud of our franchise community. It doesn’t go unnoticed that we achieved this major milestone while operating buffets in the middle of a pandemic. The recipe for our success is simple, but one that requires a daily commitment to house-made dough and franchisee profitability,” explains Solano.

And if ending the 2022 fiscal year with more stores wasn’t enough good news, Solano also expressed excitement for the rollout of Pizza Inn’s reimagined store design. This fall, the brand will debut its new prototype in Asheboro, North Carolina. Simultaneously, the Mesquite, Texas location near Pizza Inn’s headquarters, will be reimagined to showcase elements of the new design.

RAVE Executive Vice President and Chief Operating Officer, Mike Burns, agrees. “The investments we are making in Pizza Inn are already paying off. The increased store count, an exciting new design for our customers, coupled with eight consecutive quarters of profitability show we are on the right path,” Burns concludes.

For more information about Pizza Inn, please visit www.pizzainn.com. Franchising information can be found at pizzainn.com/franchise.

About RAVE Restaurant Group, Inc.
Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] has inspired restaurant innovation and countless customer smiles with its trailblazing pizza concepts. The Company owns, franchises, licenses and supplies Pie Five and Pizza Inn restaurants operating domestically and internationally. The Pizza Inn experience is unlike your typical buffet. Since 1958, Pizza Inn's house-made dough, house-shredded 100% whole milk mozzarella cheese, fresh ingredients and house-made signature sauce combined with friendly service solidified the brand to become America's favorite hometown pizza place. This, in addition to its small-town vibe, are the hallmarks of Pizza Inn restaurants. In 2011, RAVE introduced Pie Five Pizza, pioneering a fast-casual pizza brand that transformed the classic pizzeria into a concept offering personalization, sophisticated ingredients and speed. Pie Five's craft pizzas are baked fresh daily and feature house-made ingredients, creative recipes and craveable crust creations. For more information, visit www.raverg.com, and follow on Instagram @pizzainnofficial and @piefivepizza.

About Pizza Inn
Since 1958, Pizza Inn's popular pizza buffet, and friendly service have solidified the brand as America's hometown pizza place. Unlike your typical buffet, Pizza Inn built a reputation for using house-made dough, house-shredded 100% whole milk mozzarella cheese, fresh ingredients and house-made signature sauce. This, combined with its small-town vibe, are the hallmarks of its restaurants that feature signature pan pizzas, chocolate chip 'pizzerts,' pasta dishes, salads and innovative creations that reflect today's customer cravings. The brand continues to thrive with new menu innovations including its popular NYXL pizza. There are currently 32 international Pizza Inn locations and 128 locations in the United States, including 72 domestic buffet units. Follow Pizza Inn on Instagram @pizzainnofficial and to learn more about franchising opportunities visit https://www.pizzainn.com/franchise/.

Media Contact:
Madison DeChellis for Pizza Inn
madison@thepowergroup.com
330.606.4473